RECEIVABLES PURCHASE AGREEMENT


between



FIRST MERCHANTS ACCEPTANCE CORPORATION,

as Seller,



and



FIRST MERCHANTS AUTO RECEIVABLES CORPORATION II,

as Purchaser



Dated as of December 1, 1996








                                                       TABLE OF CONTENTS

ARTICLE I

     Certain Definitions  1

ARTICLE II

     SECTION 2.01.     Conveyance of Receivables and Eligible Investment
Receivables  2

SECTION 2.02.     The Closing  3

SECTION 2.03.     Subsequent Receivables  3

ARTICLE III

SECTION 3.01.     Representations and Warranties of the Purchaser  4
SECTION 3.02.     Representations and Warranties of Seller  4

ARTICLE IV

SECTION 4.01.     Conditions to Obligation of the Purchaser  8
SECTION 4.02.     Conditions to Obligation of the Seller  9

ARTICLE V

SECTION 5.01.     Protection of Right, Title and Interest  9
SECTION 5.02.     Other Liens or Interests  9
SECTION 5.03.     Costs and Expenses 10
SECTION 5.04.     Indemnification 10

ARTICLE VI

SECTION 6.01.     Obligations of Seller 10
SECTION 6.02.     Repurchase Events 10
SECTION 6.03.     Purchaser Assignment of Repurchased Receivables 10
SECTION 6.04.     Transfer to the Issuer 10
SECTION 6.05.     Amendment 10
SECTION 6.06.     Waivers 11
SECTION 6.07.     Notices 11
SECTION 6.08.     Costs and Expenses 11
SECTION 6.09.     Representations of the Seller and the Purchaser 11
SECTION 6.10.     Confidential Information 11
SECTION 6.11.     Headings and Cross-References 12
SECTION 6.12.     Governing Law 12
SECTION 6.13.     Counterparts 12

EXHIBIT A          Form of AssignmentA-1

EXHIBIT B          Form of Subsequent Purchase AgreementB-1

SCHEDULE I          Schedule of ReceivablesI-1

SCHEDULE II          Schedule of Eligible Investment ReceivablesII-1

SCHEDULE III          Location of Receivable FilesII-1           RECEIVABLES
PURCHASE AGREEMENT dated as of December 1, 1996, between
FIRST MERCHANTS ACCEPTANCE CORPORATION, a Delaware corporation, as seller
(the "Seller"), and FIRST MERCHANTS AUTO RECEIVABLES CORPORATION II, a Delaware corporation, as purchaser (the "Purchaser").

RECITALS

     WHEREAS in the regular course of its business, the Seller has purchased certain motor vehicle retail installment sale contracts secured by new and used automobiles, light-duty trucks, vans and minivans from motor vehicle dealers;

     WHEREAS the Seller and the Purchaser wish to set forth the terms pursuant to which such contracts are to be sold by the Seller to the Purchaser; and

     WHEREAS the Purchaser intends, concurrently with its purchases from time to time hereunder, to convey all of its right, title and interest in and to $144,673,000 of such contracts to First Merchants Auto Trust 1996-C (the "Issuer") pursuant to a Sale and Servicing Agreement dated as of December 1, 1996 (the "Sale and Servicing Agreement"), by and among First Merchants Auto Trust 1996-C, as Issuer, First Merchant Auto Receivables Corporation II, as Seller, First Merchants Acceptance Corporation, as Servicer, and Harris Trust and Savings Bank, as Indenture Trustee, Collateral Agent and Backup Servicer.

     NOW, THEREFORE, in consideration of the foregoing, other good and valuable consideration and the mutual terms and covenants contained herein, the parties hereto agree as follows:


ARTICLE I

Certain Definitions

     Terms not defined in this Agreement shall have the meanings assigned thereto in the Sale and Servicing Agreement. As used in this Agreement, the following terms shall, unless the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms of the terms defined):

     "Agreement" shall mean this Receivables Purchase Agreement, as the same may be amended and supplemented from time to time.

     "Assignment" shall mean the document of assignment substantially in the form attached to this Agreement as Exhibit A.

     "Conveyance Date" shall mean the Cutoff Date in the case of the Initial Receivables and the Subsequent Cutoff Date in the case of each transfer of the Subsequent Receivables.

     "Eligible Investment Receivables" shall mean the Initial Eligible Investment Receivables and the Subsequent Eligible Investment Receivables.

     "Initial Eligible Investment Receivable" shall mean any Contract listed on Schedule II hereto (which Schedule may be in the form of microfiche).

     "Initial Receivable" shall mean any Contract listed on Schedule I hereto (which Schedule may be in the form of microfiche).

     "Purchaser" shall mean First Merchants Auto Receivables Corporation II, a Delaware corporation, its successors and assigns.

     "Receivables" shall mean the Initial Receivables and the Subsequent Receivables. An Eligible Investment Receivable is not a "Receivable".

     "Repurchase Event" shall have the meaning specified in Section 6.02.

     "Sale and Servicing Agreement" shall have the meaning set forth in the recitals.

     "Schedule of Eligible Investment Receivables" shall mean the list of Eligible Investment Receivables annexed hereto as Schedule II.

     "Schedule of Receivables" shall mean the list of Receivables annexed hereto as Schedule I.

     "Seller" shall mean First Merchants Acceptance Corporation, a Delaware corporation, its successors and assigns.

     "Subsequent Eligible Investment Receivable" shall mean any Contract sold to the Purchaser during the Funding Period, listed on Schedule B to the applicable Subsequent Purchase Agreement.

     "Subsequent Purchase Agreement" a duly executed written purchase agreement entered into during the Funding Period, substantially in the form of Exhibit A attached hereto.

     "Subsequent Receivable" shall mean any of the Contracts sold to the Purchaser during the Funding Period, listed on Schedule A to the applicable Subsequent Purchase Agreement.

     "Subsequent Transfer Date" shall mean each date designated by the Seller during the Funding Period on which Subsequent Receivables are to be transferred to the Purchaser in accordance with Section 2.03 pursuant to a Subsequent Purchase Agreement.

     "Transfer Date" shall mean the Closing Date in the case of the Initial Receivables and the applicable Subsequent Transfer Date in the case of the Subsequent Receivables.

ARTICLE II

Conveyance of Receivables and Eligible Investment Receivables

     SECTION 2.01. Conveyance of Initial Receivables. (a) In consideration of the Purchaser's delivery to or upon the order of the Seller on the Closing Date of $137,583,736, the Seller does hereby sell, transfer, assign, set over and otherwise convey to the Purchaser, without recourse (subject to the obligations herein) all right, title, and interest of the Seller in and to:

     (i) the Initial Receivables and the Initial Eligible Investment Receivables and, in each case, all moneys received thereon on or after November 14, 1996;

     (ii) the security interests in the Financed Vehicles and any accessions thereto granted by Obligors pursuant to the Initial Receivables and the Initial Eligible Investment Receivables and any other interest of the Seller in such Financed Vehicles;

     (iii) any Liquidation Proceeds and any other proceeds with respect to the Initial Receivables and the Initial Eligible Investment Receivables from claims on any physical damage, credit life or disability insurance policies covering Financed Vehicles or Obligors, including any vendor's single interest or other collateral protection insurance policy;

     (iv) any property that shall have secured an Initial Receivable or an Initial Eligible Investment Receivable and that shall have been acquired by or on behalf of the Seller;

     (v)     all documents and other items contained in the Receivable Files;
and

     (vi)     the proceeds of any and all of the foregoing.

     (b) Except as otherwise provided herein, all of the provisions of this Agreement (i) applicable to Initial Receivables shall also apply to each Initial Eligible Investment Receivable and (ii) applicable to Subsequent Receivables shall also apply to each Subsequent Eligible Investment
Receivable, except that, unless otherwise directed by the Collateral Agent, the Seller shall deposit into the Spread Account all Purchase Amounts, if any, to be paid by it in respect of Eligible Investment Receivables repurchased pursuant to Section 6.04 and any Recoveries, net of liquidation expenses, allocated to Eligible Investment Receivables.

     (c) The Seller and the Purchaser intend that the transfer of assets by the Seller to the Purchaser pursuant to this Agreement be a sale of the ownership interest in such assets to the Purchaser, rather than the mere granting of a security interest to secure a borrowing. In the event, however, that such transfer is deemed not to be a sale but to be of a mere security interest to secure a borrowing, the Seller shall be deemed to have hereby granted to the Purchaser a perfected first priority security interest in all such assets, and this Agreement shall constitute a security agreement under applicable law. Pursuant to the Sale and Servicing Agreement and Section
6.04 hereof, the Purchaser may sell, transfer and reassign to the Issuer (i) all or any portion of the assets assigned to the Purchaser hereunder, (ii) all or any portion of the Purchaser's rights against the Seller under this Agreement and (iii) all proceeds thereof. Such reassignment may be made by the Purchaser with or without a reassignment by the Purchaser of its rights under this Agreement, and without further notice to or acknowledgement from the Seller.
The Seller waives, to the extent permitted under applicable law, all claims, causes of action and remedies, whether legal or equitable (including any right of setoff), against the Purchaser or any assignee of the Purchaser relating to such action by the Purchaser in connection with the transactions contemplated by the Sale and Servicing Agreement.

     SECTION 2.02. The Closing. The sale and purchase of the Initial Receivables shall take place at a closing at the offices of Brown & Wood LLP, One World Trade Center, New York, New York 10048 on the Closing Date, simultaneously with the closing under (a) the Sale and Servicing Agreement and (b) the Indenture.

     SECTION 2.03. Conveyance of Subsequent Receivables. (a) Subject to and upon the terms and conditions set forth in paragraph (b) below and in the applicable Subsequent Purchase Agreement, Seller hereby agrees to sell, transfer, assign, set over and otherwise convey to Purchaser, in consideration of Purchaser's payment on the related Subsequent Transfer Date of the purchase price therefor (as set forth in the related Subsequent Purchase Agreement), and Purchaser hereby agrees to purchase, all right, title and interest of the Seller in and to (1) the Subsequent Receivables and Subsequent Eligible Investment Receivables set forth on Schedule A and Schedule B, respectively, to the applicable Subsequent Purchase Agreement and all monies due thereon on or after the related Subsequent Cutoff Date; (2) the security interests in the Financed Vehicles and any accessions thereto granted by Obligors pursuant to the Subsequent Receivables and any other interest of the Seller in such Financed Vehicles; (3) any Liquidation Proceeds and any other proceeds with respect to the Subsequent Receivables from claims on any physical damage, credit life or disability insurance policies covering Financed Vehicles or Obligors, including any vendor's single interest or other collateral protection insurance policy; (4) any property that shall have secured a Subsequent Receivable and shall have been acquired by or on behalf of the Seller; (5) all documents and other items contained in the Receivables Files; and (6) the proceeds of any and all of the foregoing. Seller agrees, subject to the terms and conditions herein applicable to transfers of Subsequent Receivables, and subject to the execution of a Subsequent Purchase Agreement by the parties hereto, to sell to the Purchaser during the Funding Period Subsequent Receivables having an aggregate principal balance equal to the Pre-Funded Amount.

     (b) Seller shall transfer to Purchaser, and the Purchaser shall purchase, the Subsequent Receivables and Subsequent Eligible Investment Receivables and related assets on any Subsequent Transfer Date only if such Subsequent Receivables and Subsequent Eligible Investment Receivables satisfy the conditions set forth in Section 2.01(c) of the Sale and Servicing Agreement.


ARTICLE III

Representations and Warranties

     SECTION 3.01. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants as follows to the Seller as of the date hereof and the Transfer Date:

     (a) Organization and Good Standing. The Purchaser has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

     (b) Due Qualification. The Purchaser is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business shall require such qualifications.

     (c) Power and Authority. The Purchaser has the power and authority to execute and deliver this Agreement and to carry out its terms; the Purchaser had at all relevant times, and has, the power, authority and legal right to acquire and own the Receivables; and the execution, delivery and performance of this Agreement have been duly authorized by the Purchaser by all necessary corporate action.

     (d) No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the articles of incorporation or bylaws of the Purchaser, or any indenture, agreement or other instrument to which the Purchaser is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument (other than pursuant to the Basic Documents), or violate any law or, to the best of the Purchaser's knowledge, any order, rule or regulation applicable to the Purchaser of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Purchaser or its properties.

     (e)     No Proceedings.   There are no proceedings or investigations
pending or, to the Purchaser's knowledge, threatened against the Purchaser before any court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Purchaser or its properties (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that might materially and adversely affect the performance by the Purchaser of its obligations under, or the validity or enforceability of, this Agreement.

     SECTION 3.02. Representations and Warranties of Seller. (a) The Seller hereby represents and warrants as follows to the Purchaser as of the date hereof and as of the Transfer Date:

     (1) Organization and Good Standing. The Seller has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

     (2) Due Qualification. The Seller is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business shall require such qualifications.

     (3) Power and Authority. The Seller has the power and authority to execute and deliver this Agreement and the other Basic Documents to which it is a party and to carry out their respective terms; the Seller had at all relevant times, and has, full power, authority and legal right to sell, transfer and assign the property sold, transferred and assigned to the Purchaser hereby and has duly authorized such sale, transfer and assignment to the Purchaser by all necessary corporate action; and the execution, delivery and performance of this Agreement and the other Basic Documents to which the Seller is a party have been duly authorized by the Seller by all necessary corporate action.

     (4)     No Violation.  Upon giving effect to the consent described in
Section 3.02(b)(14), the consummation of the transactions contemplated by this Agreement and the other Basic Documents to which the Seller is a party and the fulfillment of their respective terms do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the articles of incorporation or bylaws of the Seller, or any indenture, agreement or other instrument to which the Seller is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument (other than this Agreement), or violate any law or, to the best of the Seller's knowledge, any order, rule or regulation applicable to the Seller of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller or its properties.

     (5)     No Proceedings.   There are no proceedings or investigations
pending or, to the Seller's knowledge, threatened against the Seller before any court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller or its properties (i) asserting the invalidity of this Agreement or any other Basic Document to which the Seller is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Basic
Document to which the Seller is a party or (iii) seeking any determination or ruling that might materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement or any other Basic Document to which the Seller is a party.

     (6) Valid Sale, Binding Obligations. This Agreement and the other Basic Documents to which the Seller is a party, when duly executed and delivered by the other parties hereto and thereto, shall constitute legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization and similar laws now or hereafter in effect relating to or affecting creditors' rights generally and to general principles of equity (whether applied in a proceeding at law or in equity).

     (7) Chief Executive Office. The chief executive office of the Seller is located at 570 Lake Cook Road, Suite 126, Deerfield, Illinois 60015.

     (8) No Consents. The Seller is not required to obtain the consent of any other party or any consent, license, approval, registration, authorization, or declaration of or with any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity, or enforceability of this Agreement or any other Basic Document to which it is a party that has not already been obtained.

     (b) The Seller makes the following representations and warranties with respect to the Receivables and the Eligible Investment Receivables, on which the Purchaser relies in accepting the Receivables and the Eligible Investment Receivables and in transferring the Receivables to the Issuer under the Sale and Servicing Agreement, and on which the Issuer relies in pledging the same to the Indenture Trustee. As to the Initial Receivables and to the Initial Eligible Investment Receivables, such representations and warranties speak as of the execution and delivery of this Agreement and as of the Closing Date, and as to the Subsequent Receivables and the Subsequent Eligible Investment Receivables, such representations and warranties speak as of the applicable Subsequent Transfer Date, but shall survive the sale, transfer and assignment of the Receivables and the Eligible Investment Receivables to the Purchaser, the subsequent sale, transfer and assignment of the Receivables by the Purchaser to the Issuer pursuant to the Sale and Servicing Agreement and the Grant thereof, pursuant to the Indenture and the conveyance of a lien on and a security interest in the Eligible Investment Receivables to the Collateral Agent.

     (1) Characteristics of Receivables. Each Receivable (A) was originated in the United States by a Dealer for the retail sale of a Financed Vehicle in the ordinary course of such Dealer's business in accordance with the Seller's credit policies, was fully and properly executed by the parties thereto, was purchased by the Seller from such Dealer under an existing
Dealer Agreement and was validly assigned by such Dealer to the Seller, (B) has created or shall create a valid, subsisting and enforceable first priority security interest in favor of the Seller in the Financed Vehicle, which security interest is assignable by the Seller to the Purchaser, and by the Purchaser to the Issuer, (C) contains customary and enforceable provisions such that the rights and remedies of the holder thereof are adequate for realization against the collateral of the benefits of the security and (D) provides for level monthly payments (provided that the payment in the last month of the term of the Receivable may be different from the level payments) that fully amortize the Amount Financed by maturity and yield interest at the APR.

     (2) Compliance with Law. Each Receivable and the sale of the related Financed Vehicle complied at the time it was originated or made, and at the time of execution of this Agreement complies, in all material respects with all requirements of applicable federal, state and local laws and regulations thereunder, including usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit
Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulations "B" and "Z", the Soldiers' and Sailors' Civil Relief Act of 1940, and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code, and other consumer credit laws and equal credit opportunity and disclosure laws.

     (3) Binding Obligation. Each Receivable represents the genuine, legal, valid and binding payment obligation of the Obligor thereon, enforceable by the holder thereof in accordance with its terms, except (A) as enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law and (B) as such Receivable may be modified by the application after the Transfer Date of the Soldiers' and Sailors' Civil Relief Act of 1940, as amended.

     (4) No Government Obligor. No Receivable is due from the United States of America or any State or any agency, department, subdivision or instrumentality thereof.

     (5) Obligor Bankruptcy. No Obligor had been identified on the records of the Seller as being the subject of a current bankruptcy proceeding.

     (6) Schedule of Receivables and Schedule of Eligible Investment Receivables. The information set forth in Schedule I and Schedule II to this Agreement is true and correct in all material respects as of the close of business on the Cutoff Date.

     (7) Marking Records. By the Transfer Date, the Seller will have caused its records relating to each Receivable, including any computer records, to be clearly and unambiguously marked to show that the Receivables have been sold to the Purchaser by the Seller and transferred and assigned by the Purchaser to the Issuer in accordance with the terms of the Sale and Servicing Agreement and pledged by the Issuer to the Indenture Trustee in accordance with the terms of the Indenture.

     (8) Computer Tape. The computer tape regarding the Receivables made available by the Seller to the Purchaser is complete and accurate in all respects as of the Conveyance Date.

     (9) No Adverse Selection. No selection procedures believed by the Seller to be adverse to the Noteholders or Certificateholders were utilized in selecting the Receivables.

     (10) Chattel Paper. The Receivables constitute chattel paper within the meaning of the UCC as in effect in the State of Illinois.

     (11) One Original. There is only one original executed copy of each Receivable.

     (12) Receivables in Force. No Receivable has been satisfied, subordinated or rescinded, nor has any Financed Vehicle been released from the lien of the related Receivable in whole or in part. None of the terms of any Receivable has been waived, altered or modified in any respect since its origination, except by instruments or documents identified in the related Receivable File. No Receivable has been modified as a result of the application of the Soldiers' and Sailors' Civil Relief Act of 1940, as amended.

     (13) Lawful Assignment. No Receivable has been originated in, or is subject to the laws of, any jurisdiction the laws of which would make unlawful, void or voidable the sale, transfer and assignment of such Receivable under this Agreement or the Sale and Servicing Agreement or the pledge of such Receivable under the Indenture.

     (14) Title. It is the intention of the Seller that the transfers and assignments herein contemplated constitute sales of the Receivables from the Seller to the Purchaser and that the beneficial interest in and title to the Receivables not be part of the debtor's estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy law. No Receivable has been sold, transferred, assigned or pledged by the Seller to any Person other than to the Purchaser or pursuant to this Agreement (or by the Purchaser to the Issuer pursuant to the Sale and Servicing Agreement). Immediately prior to the transfers and assignments herein contemplated, the Seller has good and marketable title to each Receivable free and clear of all Liens (other than the Lien of the Seller's senior lenders identified in the Consent dated as of December 18, 1996 under the Fourth Amended and Restated
Loan and Security Agreement dated as of February 29, 1996, by and among the Seller and such secured lenders), which Lien is being released simultaneously with the transfers and assignments herein contemplated) and, immediately upon the transfer thereof, the Purchaser shall have good and marketable title to each Receivable, free and clear of all Liens.

     (15) Security Interest in Financed Vehicle. Immediately prior to its sale, assignment and transfer to the Purchaser pursuant to this Agreement, each Receivable shall be secured by a validly perfected first priority security interest in the related Financed Vehicle in favor of the Seller as secured party, or all necessary and appropriate actions have been commenced that will result in the valid perfection of a first priority security interest in such Financed Vehicle in favor of the Seller as secured party.

     (16) All Filings Made. All filings (including UCC filings) required to be made in any jurisdiction to give the Purchaser a first perfected ownership interest in the Receivables have been made.

     (17) No Defenses. No Receivable is subject to any right of rescission, setoff, counterclaim or defense, and no such right has been asserted or threatened with respect to any Receivable.

     (18) No Default. There has been no default, breach, violation or event permitting acceleration under the terms of any Receivable (other than payment delinquencies of not more than 31 days), and no condition exists or event has occurred and is continuing that with notice, the lapse of time or both would constitute a default, breach, violation or event permitting acceleration under the terms of any Receivable, and there has been no waiver of any of the foregoing. As of the Cutoff Date, no Financed Vehicle has been repossessed.

     (19) Insurance. The Seller, in accordance with its customary procedures, has determined that the Obligor has obtained physical damage insurance covering each Financed Vehicle and, under the terms of the related Contract, the Obligor is required to maintain such insurance.

     (20) Final Scheduled Maturity Date. No Receivable has a final scheduled payment date after May 24, 2002.

     (21)     Certain Characteristics of the Receivables.  As of the
Conveyance Date, (A) each Receivable had an original maturity of not more than 66 months; (B) no Receivable was more than 30 days past due; and (C) no funds have been advanced by the Seller, any Dealer or anyone acting on behalf of either of them in order to cause any Receivable to qualify under clause (B) above.


ARTICLE IV

Conditions

     SECTION 4.01. Conditions to Obligation of the Purchaser. The obligation of the Purchaser to purchase the Receivables is subject to the satisfaction of the following conditions:

     (a) Representations and Warranties True. The representations and warranties of the Seller hereunder shall be true and correct on the Transfer Date with the same effect as if then made, and the Seller shall have performed all obligations to be performed by it hereunder on or prior to the Transfer Date.

     (b) Computer Files Marked. The Seller shall, at its own expense, on or prior to the Transfer Date, indicate in its computer files that the Receivables have been sold to the Purchaser pursuant to this Agreement and deliver to the Purchaser the Schedule of Receivables and the Schedule of Eligible Investment Receivables, certified by the Seller's President, a Vice President or the Treasurer to be true, correct and complete.

     (c)     Documents To Be Delivered by the Seller on the Transfer Date.

     (1) The Assignment. On the Transfer Date, the Seller will execute and deliver an Assignment with respect to the Receivables, substantially in the form of Exhibit A hereto.

     (2) Evidence of UCC Filing. On or prior to the Transfer Date, the Seller shall record and file, at its own expense, a UCC-1 financing statement in each jurisdiction in which required by applicable law, executed by the Seller, as seller or debtor, and naming the Purchaser, as purchaser or secured party, describing the Receivables and the other assets assigned to the Purchaser pursuant to Section 2.01 hereof, meeting the requirements of the laws of each such jurisdiction and in such manner as is necessary to perfect the sale, transfer, assignment and conveyance of the Receivables and such other assets to the Purchaser. The Seller shall deliver to the Purchaser a file-stamped copy or other evidence satisfactory to the Purchaser of such filing on or prior to the Transfer Date.

     (3) Other Documents. Such other documents as the Purchaser may reasonably request.

     (d) Other Transactions. The transactions contemplated by the Sale and Servicing Agreement, the Indenture and the Trust Agreement to be consummated on the Transfer Date shall be consummated on such date.

     SECTION 4.02. Conditions to Obligation of the Seller. The obligation of the Seller to sell the Receivables to the Purchaser is subject to the satisfaction of the following conditions:

     (a) Representations and Warranties True. The representations and warranties of the Purchaser hereunder shall be true and correct on the Transfer Date with the same effect as if then made, and the Seller shall have performed all obligations to be performed by it hereunder on or prior to the Transfer Date.

     (b) Receivables Purchase Price. On the Transfer Date, the Purchaser shall have delivered to the Seller the purchase price specified in Section
2.01 in the case of the Initial Receivables, or specified in the Subsequent Purchase Agreement in the case of the Subsequent Receivables.


ARTICLE V

Covenants of the Seller

     The Seller agrees with the Purchaser as follows:

     SECTION 5.01.     Protection of Right, Title and Interest.  (a)
Filings. The Seller shall cause all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Seller and the Purchaser, respectively, in and to the Receivables and the other property included in the Owner Trust Estate to be promptly filed and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Purchaser hereunder in and to the Receivables and the other property included in the Owner Trust Estate.
The Seller shall deliver to the Purchaser file stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recordation, registration or filing. The Purchaser shall cooperate fully with the Seller in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this paragraph.

     (b) Name Change. If the Seller makes any change in its name, identity or corporate structure that would make any financing statement or continuation statement filed in accordance with paragraph (a) above seriously misleading within the applicable provisions of the UCC or any title statute, the Seller shall give the Purchaser, the Indenture Trustee, the Owner Trustee and the Security Insurer written notice thereof at least 5 days prior to such change and shall promptly file such financing statements or amendments as may be necessary to continue the perfection of the Purchaser's interest in the property included in the Owner Trust Estate.

     SECTION 5.02. Other Liens or Interests. Except for the conveyances hereunder and pursuant to the Basic Documents, the Seller shall not sell, pledge, assign or transfer to any Person, or grant, create, incur, assume, or suffer to exist any Lien on, or any interest in, to or under the Receivables, and the Seller shall defend the right, title and interest of the Purchaser in, to and under the Receivables against all claims of third parties claiming through or under the Seller; provided, however, that the Seller's obligations under this Section shall terminate upon the termination of the Issuer pursuant to the Trust Agreement.

     SECTION 5.03. Costs and Expenses. The Seller agrees to pay all reasonable costs and disbursements in connection with the perfection, as against all third parties, of the Purchaser's and the Issuer's right, title and interest in and to the Receivables.

     SECTION 5.04. Indemnification. The Seller shall indemnify the Purchaser, the Issuer and the Security Insurer for any liability resulting from the failure of a Receivable to be originated in compliance with all requirements of law and for any breach of any of its representations and warranties contained herein. These indemnity obligations shall be in addition to any obligation that the Seller may otherwise have.

ARTICLE VI

Miscellaneous Provisions

     SECTION 6.01. Obligations of Seller. The obligations of the Seller under this Agreement shall not be affected by reason of any invalidity, illegality or irregularity of any Receivable.

     SECTION 6.02. Repurchase Events. The Seller hereby covenants and agrees with the Purchaser for the benefit of the Purchaser, the Indenture Trustee, the Owner Trustee, the Certificateholders, the Noteholders and the Security Insurer that the occurrence of a breach of any of the Seller's representations and warranties contained in Section 3.02(b) shall constitute an event obligating the Seller to repurchase the Receivables and Eligible Investment Receivables to which the breach is applicable ("Repurchase Events"), at the Purchase Amount, from the Purchaser or from the Issuer, as applicable, unless any such breach shall have been cured by the last day of the first Collection Period following the discovery or notice thereof by or to the Seller or the Servicer. The repurchase obligation of the Seller shall constitute the sole remedy available to the Purchaser, the Indenture Trustee, the Owner Trustee, the Issuer, the Noteholders or the Certificateholders against the Seller with respect to any Repurchase Event.

     SECTION 6.03. Purchaser Assignment of Repurchased Receivables. With respect to all Receivables repurchased by the Seller pursuant to this Agreement, the Purchaser shall assign, without recourse, representation or warranty, to the Seller all of the Purchaser's right, title and interest in and to such Receivables and all security and documents relating thereto.

     SECTION 6.04. Transfer to the Issuer. The Seller acknowledges and agrees that (a) the Purchaser will, pursuant to the Sale and Servicing Agreement, transfer and assign the Receivables and assign its rights under this Agreement with respect thereto to the Issuer and the Issuer will pledge the Receivables to the Indenture Trustee and (b) the Purchaser will pledge the Eligible Investment Receivables and assign its rights under this Agreement with respect thereto to the Collateral Agent and (c) the representations and warranties contained in this Agreement and the rights of the Purchaser under this Agreement, including under Section 6.02, are intended to benefit the Issuer, the Noteholders, the Certificateholders and the Security Insurer.
The Seller hereby consents to such transfers and assignments.

     SECTION 6.05. Amendment. This Agreement may be amended from time to time, with prior written notice to the Rating Agencies and, so long as the Security Insurer is the Controlling Party under the Sale and Servicing Agreement, the prior written consent of the Security Insurer but without the consent of the Noteholders or the Certificateholders, by a written amendment duly executed and delivered by the Seller and the Purchaser, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of Noteholders or Certificateholders; provided that such amendment shall not, as evidenced by an Opinion of Counsel, materially and adversely affect the interest of any Noteholder or Certificateholder. This Agreement may also be amended by the Seller and the Purchaser, with prior written notice to the Rating Agencies and the prior written consent of Holders of Notes evidencing at least a majority of the Outstanding Amount of the Notes and Holders of Certificates evidencing at least a majority of the Certificate Balance (excluding, for purposes of this Section 6.05, Certificates held by the Seller or any of its affiliates) and, so long as the Security Insurer is the Controlling Party under the Sale and Servicing Agreement, the prior written consent of the Security Insurer, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Noteholders or Certificateholders; provided, however, that no such amendment may (i) increase or reduce in any manner the amount of, or accelerate or delay the timing of, collections of payments on Receivables or distributions that are required to be made for the benefit of Noteholders or Certificateholders or
(ii) reduce the aforesaid percentage of the Notes or the Certificates that is required to consent to any such amendment, without the consent of the Holders of all the outstanding Notes and Certificates.

     SECTION 6.06. Waivers. No failure or delay on the part of the Purchaser in exercising any power, right or remedy under this Agreement or the Assignment shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

     SECTION 6.07. Notices. All demands, notices and communications under this Agreement shall be in writing, personally delivered or mailed by certified mail, return receipt requested, to: (a) in the case of the Seller, First Merchants Acceptance Corporation, 570 Lake Cook Road, Suite 126, Deerfield, Illinois 60015, Attention: Thomas R. Ehmann, Vice President; (b) in the case of the Purchaser, First Merchants Auto Receivables Corporation II, 570 Lake Cook Road, Suite 126B, Deerfield, Illinois 60015, Attention: Thomas
R. Ehmann, Vice President; (c) in the case of Moody's, Moody's Investors Service, Inc., ABS Monitoring Department, 99 Church Street, New York, New
York 10007; (d) in the case of Standard & Poor's, Standard & Poor's Ratings Service, 26 Broadway (20th Floor), New York, New York 10004, Attention: Asset Backed Surveillance Department; (e) in the case of the Security Insurer, Financial Security Assurance Inc., 350 Park Avenue, New York, New York 10022,
Attention: Surveillance Department; or as to each of the foregoing, at such other address as shall be designated by written notice to the other parties.

     SECTION 6.08. Costs and Expenses. The Seller shall pay all expenses incident to the performance of its obligations under this Agreement and the Seller agrees to pay all reasonable out-of-pocket costs and expenses of the Purchaser, excluding fees and expenses of counsel, in connection with the perfection as against third parties of the Purchaser's right, title and interest in and to the Receivables and the enforcement of any obligation of the Seller hereunder.

     SECTION 6.09. Representations of the Seller and the Purchaser. The respective agreements, representations, warranties and other statements by the Seller and the Purchaser set forth in or made pursuant to this Agreement shall remain in full force and effect and will survive the closing under
Section 2.02 and the transfers and assignments referred to in Section 6.04.

     SECTION 6.10. Confidential Information. The Purchaser agrees that it will neither use nor disclose to any Person the names and addresses of the Obligors, except in connection with the enforcement of the Purchaser's rights hereunder, under the Receivables, under the Sale and Servicing Agreement or any other Basic Document, or as required by any of the foregoing or by law.

     SECTION 6.11. Headings and Cross-References. The various headings in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to section names or numbers are to such Sections of this Agreement.

     SECTION 6.12. Governing Law. This Agreement and the Assignment shall be construed in accordance with the laws of the State of New York, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder or thereunder shall be determined in accordance with such laws.

     SECTION 6.13. Counterparts. This Agreement may be executed in two or more counterparts and by different parties on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date and year first above written.

                              FIRST MERCHANTS ACCEPTANCE CORPORATION



                              By:
                                   Name:
                                   Title:


                               FIRST MERCHANTS AUTO
                               RECEIVABLES CORPORATION II



                              By:
                                   Name:
                                   Title:

EXHIBIT A
Form of Assignment


ASSIGNMENT

     For value received, in accordance with the Receivables Purchase
Agreement
dated as of December 1, 1996 (the "Receivables Purchase Agreement"), between the undersigned and First Merchants Auto Receivables Corporation II (the "Purchaser"), the undersigned does hereby sell, assign, transfer and otherwise convey unto the Purchaser, without recourse, all right, title and interest of the undersigned in and to (i) the Receivables and the Eligible Investment Receivables and, in each case, all moneys received thereon on or after November 14, 1996; (ii) the security interests in the Financed Vehicles and any accessions thereto granted by Obligors pursuant to the Receivables and the Eligible Investment Receivables and any other interest of the Seller in such Financed Vehicles; (iii) any Liquidation Proceeds and any other proceeds with respect to the Receivables and the Eligible Investment Receivables from claims on any physical damage, credit life or disability insurance policies covering Financed Vehicles or Obligors, including any vendor's single interest or other collateral protection insurance policy; (iv) any property that shall have secured a Receivable or an Eligible Investment Receivable and that shall have been acquired by or on behalf of the Seller; (v) all documents and other items contained in the Receivable Files; and (vi) proceeds of any and all of the foregoing. The foregoing sale does not constitute and is not intended to result in any assumption by the Purchaser of any obligation of the undersigned to the Obligors, insurers or any other person in connection with the Receivables, the Eligible Investment Receivables, the Receivable Files, any insurance policies or any agreement or instrument relating to any of them.

     This Assignment is made pursuant to and upon the representations, warranties and agreements on the part of the undersigned contained in the Receivables Purchase Agreement and is to be governed by the Receivables Purchase Agreement.

     Capitalized terms used and not otherwise defined herein shall have the meaning assigned to them in the Receivables Purchase Agreement.

     IN WITNESS WHEREOF, the undersigned has caused this Assignment to be duly executed as of December 18, 1996.

                              FIRST MERCHANTS ACCEPTANCE CORPORATION,



                              By:
                                   Name:
                                   Title:
EXHIBIT B

Form of Subsequent Purchase Agreement


     SUBSEQUENT PURCHASE AGREEMENT
     SUBSEQUENT PURCHASE AGREEMENT (the "Agreement") dated as of [   ],
between First Merchants Auto Receivables Corporation II, a Delaware corporation ("FMARC II") and First Merchants Acceptance Corporation, a Delaware corporation ("First Merchants").

     Reference is hereby made to the Sale and Servicing Agreement (the "Sale and Servicing Agreement") dated as of December 1, 1996, among FMARC II, First Merchants Auto Trust 1996-C (the "Trust"), First Merchants and Harris Trust and Savings Bank, and the Receivables Purchase Agreement (the "Purchase Agreement") dated as of December 1, 1996, between First Merchants and FMARC II.

     WHEREAS, First Merchants wishes to sell the Contracts listed on Schedule A hereto having an aggregate outstanding principal balance of $[ ] (the "Subsequent Receivables") to FMARC II, and FMARC II wishes to purchase such Subsequent Receivables for the purchase price of $[ ]; and

     WHEREAS, First Merchants wishes to sell the Contracts listed on Schedule B hereto having an aggregate outstanding principal balance of $[ ] (the "Subsequent Eligible Investment Receivables") to FMARC II, and FMARC II wishes to purchase such Subsequent Eligible Investment Receivables for the purchase price of $[ ];

     NOW, THEREFORE, First Merchants and FMARC II hereby agree as follows:

     Section 1. Definitions. Capitalized terms used herein and not otherwise defined herein shall the meanings ascribed to them in the Purchase Agreement.

     Section 2. Subsequent Receivables and Subsequent Eligible Investment Receivables. Schedule A and Schedule B attached hereto constitute the Subsequent Receivables and the Subsequent Eligible Investment Receivables to be sold to FMARC II, respectively.

     Section 3. Transfer of Subsequent Contracts and Subsequent Eligible Investment Receivables to FMARC II. Pursuant to and upon the representations, warranties and agreements on the part of First Merchants in the Purchase Agreement and herein and in consideration of payment of the purchase price above stated, First Merchants does hereby sell, assign, transfer and otherwise convey unto FMARC II, without recourse (except as expressly provided in the Purchase Agreement), all right, title and interest of First Merchants in and to (1) the Subsequent Receivables and Subsequent Eligible Investment Receivables and all monies due thereon on or after the Subsequent Cutoff
Date; (2) the security interests in the Financed Vehicles and any accessions thereto granted by Obligors pursuant to the Subsequent Receivables and Subsequent Eligible Investment Receivables and any other interest of First Merchants in such Financed Vehicles; (3) any Liquidation Proceeds and any other proceeds with respect to the Subsequent Receivables and Subsequent Eligible Investment Receivables from claims on any physical damage, credit life or disability insurance policies covering Financed Vehicles or Obligors, including any vendor's single interest or other collateral protection insurance policy;
(4) any property that shall have secured a Subsequent Receivable or Subsequent Eligible Investment Receivable and shall have been acquired by or on behalf of First Merchants; (5) all documents and other items contained in the Receivables Files; and (6) the proceeds of any and all of the foregoing. The foregoing sale does not constitute and is not intended to result in any assumption by FMARC II of any obligation of First Merchants to the Obligors, insurers or any other person in connection with the Subsequent Receivables, Subsequent Eligible Investment Receivables, Receivable Files, any insurance policies or any agreement or instrument relating to any of them. It is the intention of First Merchants and FMARC II that the transfer contemplated by this Agreement shall constitute a sale of the Subsequent Receivables and Subsequent Eligible Investment Receivables from First Merchants to FMARC II, conveying good title thereto free and clear of any Liens, and that the Subsequent Receivables and Subsequent Eligible Investment Receivables shall not be a part of First Merchants' estate in the event of the filing of a bankruptcy petition by or against First Merchants under any bankruptcy or similar law.

     Section 4. Representations of First Merchants. First Merchants hereby represents and warrants to FMARC II that the representations and warranties of First Merchants in the Purchase Agreement with respect to the Subsequent Receivables and the Subsequent Eligible Investment Receivables, and the representations and warranties of First Merchants stated in Section 3.02 of the Purchase Agreement are true and correct as of the date of this Agreement.

     Section 5. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 6. Separate Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

     Section 7. Headings. The headings of the various Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

     Section 8. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws. IN WITNESS WHEREOF, the undersigned have caused this Subsequent Purchase Agreement to be duly executed as of the date first above written.







                              FIRST MERCHANTS AUTO RECEIVABLES
                                CORPORATION II



By:
                                 Name:
                                 Title:





                              FIRST MERCHANTS ACCEPTANCE CORPORATION



By:
                                 Name:
                                 Title:
      SCHEDULE A TO
SUBSEQUENT PURCHASE AGREEMENT NO. ___


Schedule of Subsequent Receivables
      SCHEDULE B TO
SUBSEQUENT PURCHASE AGREEMENT NO. ___


Schedule of Subsequent Eligible Investment Receivables
      SCHEDULE I

Schedule of Receivables

      SCHEDULE II

Schedule of Eligible Investment Receivables

      SCHEDULE III

Location of Receivable Files